UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Ames Pond Drive, Tewksbury, MA	01876
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-654-7600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Exercise of Additional Investment Rights

As previously reported on July 13, 2012, the Company entered into an Amendment No. 2 to Subscription Agreement and Amendment No. 1 to Additional Investment Rights (the “Amendment”). The Amendment amends those certain Subscription Agreements entered into by the Company and the subscribers thereto, dated as of January 17, 2012, February 28, 2012 and May 23, 2012 (collectively, the “Subscription Agreements”), and the Additional Investment Rights (the “AIR”) granted to the subscribers pursuant to the Subscription Agreements.

The Amendment extended the termination date of the Additional Investment Rights from July 15, 2012 to July 31, 2012. The Amendment was approved by 65% of the holders of the outstanding securities issued pursuant to the Subscription Agreements as permitted therein.

Pursuant to the exercise of certain AIR, on July 31, 2012 the Company issued secured convertible promissory notes (the “Notes”) in the aggregate principal amount of $267,500 together with common stock warrants to purchase an aggregate of 2,431,817 shares of common stock of the Company to certain accredited investors including Roderick de Greef, the Chairman of the Board of the Company, and two of the Company’s largest shareholders. The Notes and related common stock warrants have substantially the same terms as those previously issued to investors under the Subscription Agreements, except that all time effective or time triggered clauses and provisions are determined from the issue date of the additional Notes and warrants.

The exercise of the AIR provided $267,500 of gross proceeds, which combined with the Company’s current resource and projected financial results, is expected to fund the Company’s operations into approximately October 2012. The securities were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

See Section 1.01 of this Current Report on Form 8-K, which item is hereby incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.

See Section 1.01 of this Current Report on Form 8-K, which item is hereby incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Roderick de Greef, the Company’s Chairman of the Board, and Ali Haghighi-Mood, the Company’s Chief Executive Officer, each have agreed to a temporary reduction in salary effective from August 1, 2012 until December 31, 2012 (the “Reduction Period”). Specifically, Mr. de Greef will not be paid any cash salary and Mr. Haghighi-Mood’s salary will be reduced by 50% during the Reduction Period. Both Mr. de Greef and Mr. Haghighi-Mood will continue to participate in the Company’s health insurance and other benefit plans during the Reduction Period.

The Company has agreed to pay to each of Mr. de Greef and Mr. Haghighi-Mood an amount equal to the difference between the salary payments that the executive would have been paid had he received his unreduced salary during the period from August 1, 2012 until a Triggering Event (as defined below) and the amount that the executive is actually paid by the Company during such period (the “Payment Amount”) upon the occurrence of a number of triggering events including the completion of one or more financing transactions and/or strategic transactions that result in the actual receipt by the Company of an amount equal to at least the sum of (i) the outstanding principal amount of the secured convertible promissory notes of the Company issued in the Company’s 2012 convertible note financing together with accrued but unpaid interest for the entire term of the notes and (ii) the aggregate of the Payment Amount payable to them together with any similar payment amounts owed to other senior executives or directors of the Company pursuant to agreements that are similar in purpose, as well as other customary events including, without limitation, a change in control of the Company or an event that triggers the payment of severance to the executive under his employment or severance agreement with the Company.

Item 8.01.	Other Events.

As of August 2, 2012, 100,112,960 shares of the Company’s common stock were outstanding. On an as-converted basis, the Company has 124,659,416 shares of common stock issued and outstanding, including 100,112,960 shares of common stock issued, 4,180,602 shares issuable upon conversion of the Series C-1 Convertible Preferred Stock and 20,365,854 shares issuable upon conversion of the Series D Convertible Preferred Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE HEART, INC.

Date: August 3, 2012	By:	/s/ Vincenzo LiCausi
Vincenzo LiCausi Chief Financial Officer